Exhibit 4 (j)

Terms for Max Resource Corp.

(1400 – 400 Burrard Street, Vancouver, B.C. V6C 3G2 .)

to

Earn a 60% interest in the

Indata  Mineral Property

Whereas Eastfield Resources Ltd. (herein “Optionor”) owns a 100% undivided interest in the Indata Mineral Property  located in the Omineca Mining Division of BC and which is more specifically described in Appendix “A” hereto (the “Property”).

Now be it hereby agreed that for the mutual undertakings and other consideration herein contained together with the payment of $10.00 from each party to each party, the receipt and sufficiency of which is hereby agreed, the parties hereto agree as follows:

Subject to the terms of the completion of the option exercise requirements of this agreement (the “Indata  Agreement”), Max Resource Corp. (herein the “Optionee”) shall have the right to earn a 60% interest in the Property.

Payments and Exploration Work Requirements to Exercise Option

By completing the following cash payments and exploration expenditures within the times specified, The Optionee can earn a 60% joint venture interest in the Property:

A.)

Upon execution of this Indata Agreement, the Optionee shall make a $10,000 option payment and, , shall issue 50,000 of its common shares to the Optionor at such time as a permit and drill contractor have been availed, subject to TSX-V acceptance if required. (Shares to be tradeable four months and one day past issue date).

B.) Fund the exploration of the property qt a minimum cost of $250,000 by the first anniversary (Commitment of Optionee)

C.) The Optionee shall commit to funding an independent NI 43-101 compliant technical report on the Property during the 2008 field season. (Commitment of Optionee)

D.) By the First Anniversary Date (June 1, 2009) and at the sole option of the Optionee,

1.) The Optionee shall make a $20,000 cash payment to the Optionor andshall issue 50,000 of its common shares to the Optionor , subject to TSX-V acceptance if required,

E.) By the Second Anniversary Date (June 1, 2010 and at the sole option of the Optionee, the Optionee shall:

1.)

Make a $35,000 cash payment to the Optionor, and

2.)

Have funded an additional $250,000 in exploration of the Property.

F.) By the Third Anniversary Date (June 1, 2011  and at the sole option of the Optionee, the Optionee shall:

1.)

Make a $55,000 cash payment and, subject to TSX-V acceptance if required, shall issue 200,000 of its common shares to the Optionor, and

2.)

Have funded an additional $650,000 in exploration of the Property.

Other Terms

Assessment Work Filing and Reclamation

All work shall be filed (to the maximum level available from the required expenditure of each yearly exploration work requirement) until a three-year period of good standing has been established for all claims.  Once a three-year period of good standing is established for all claims it shall be maintained at such a level by making supplementary filings from time to time as required. The Optionee shall complete or fund required reclamation caused by its activities on the Property and shall be responsible for any required remediation as a result of its activities that may continue past the termination of this agreement.

Area of Influence

An area of influence shall be created at the date of this agreement by establishing a rectangular block from the existing property whose northern boundary shall be located 1 kilometres north of the most northerly claim, and whose southern boundary shall be located 1 kilometres south of the most southerly claim, and whose eastern boundary shall be located 1 kilometres east of the most easterly claim and whose western boundary shall be located 1 kilometres west of the most westerly claim. If either Party acquires mineral claims or titles within the Area of Influence, that party must offer the other party a thirty day option to acquire an interest in those claims or titles that is proportionate to 60% to the Optionee and 40% to the Optionor by repaying its proportionate share of the acquisition costs and accepting its proportionate share of obligations.

Operator

Optionee shall be the operator for preparation and oversight of exploration activities on the Property. Optionee will endeavor to consult with Optionor with regards to the planning and implementation of exploration programs.

Joint Venture Terms

Upon Optionee earning a 60% interest in the Property, the Indata Agreement shall cease and shall be replaced by a separate Joint Venture Agreement (JVA) that shall conform to prevailing industry standards and shall include but not be limited to the following terms:

A.) Optionee shall be the Operator of the JVA for as long as its interest is 50% or more and shall have the right to prepare annual work programs and budgets, which shall be approved by the JVA with the Operator having the casting vote in the case of a tie.

B.) An aggressor clause that will allow the non-Operator to propose an annual exploration budget in any year that the operator fails to propose a budget that exceeds $300,000.

C.) A standard dilution clause that will provide dilution of a non-performing Party to a 1.0% NSR when its participating interest in the JVA is diluted to 5%. The NSR so specified may be extinguished at any time by payment to the non-performing Party of $1,000,000.  The dilution formula will deem initial expenditures of $1,500,000 for Optionee and $1,000,000 for Optionor.

D.) If either Party acquires mineral claims or titles within the Area of Influence after the formation of the JVA, that party must offer the other party a thirty day option to acquire an interest in those claims or titles that is proportionate to its participating interest in the JVA at the time by repaying its proportionate share of the acquisition costs and accepting its proportionate share of obligations.  If such acquisition is made the claims or titles will become part of the JVA.

E.) Funding of exploration costs will be advanced to the Operator in an amount sufficient to cover major contracts and other expenses for the subsequent 90 day period.

Termination

This Agreement shall terminate upon the failure of the Optionee to timely complete any payment or performance set out herein, subject to receipt of 30 day’s notice of termination delivered by the Optionor, within which time Optionee may cure such failure by making the required payment or performing the required activity.   In the event that the Option is terminated or abandoned as set out above, the Optionee will have no further right or interest in the Property and will have no further obligations hereunder.

Agreements

During the term of the Agreement, either party may at any time request a more formal version that incorporates the understandings set out herein together with whatever additional terms are required to make such agreement effective and if necessary using the facilities of a binding arbitrator to reach consensus.

Assignability and First Right of Refusal

Project interests of both Optionee and Optionor shall be assignable subject to a first right of refusal for each party with respect to the sale of the other party’s interest in the Property.

Law, Disputes and Arbitration

The Agreement shall be interpreted in accordance with the laws of the Province of British Columbia.

Binding Authority

The Agreement, upon Optionee’s receipt of acceptance for filing by the TSX-Venture Exchange, if required, and upon signature of an authorized director of each of Optionee and Optionor, shall be binding upon and inure to the benefit of the Parties hereto and their receptive successors and permitted assigns.

/s/J.W. Morton

June 1, 2008

J. W. Morton, P. Geo.

Date

President

Eastfield Resources Ltd.

The terms of the Indata Agreement are hereby accepted by Optionee

Per:

/s/Stuart Rogers

Director

(Max Resource Corp.)

June 9, 2008

Date

Appendix A

Indata Claim Status
Claim Name	Record #	Area (Hectares)	Expiry Date
Indata 2	239379	375	18-Oct-10
Indata 3	240192	500	18-Oct-10
Schnapps 1	238722	500	18-Oct-10
Schnapps 2	238723	500	14-Nov-10
Schnapps 3	238859	200	20-Oct-10
Schnapps 4	238860	250	18-Oct-10
Schnapps 5	238893	100	18-Oct-10
Schnapps 6	362575	25	20-Oct-10
IN-6	362576	25	20-Oct-10
IN-7	362577	25	20-Oct-10
IN-8	362578	25	20-Oct-10
IN-9	362579	25	20-Oct-10
IN-10	362582	25	20-Oct-10
IN-11	362583	25	20-Oct-10
Limystone	530484	460	18-Apr-10
Total Area		3060

All claims in Omineca Mining Division